Exhibit 99.1
Government Contractor GTSI Reports Profitable Annual Results
for the First Time in Four Years
Company increases annual revenues by 13.5%, expands gross margin and reduces operating expenses to the lowest levels in five years
HERNDON, VA., March 5, 2009 – GTSI Corp. (NASDAQ: GTSI), an Enterprise IT infrastructure solutions and services provider to the government, announced today its financial results for the quarter and year ended December 31, 2008.
“The outstanding results for 2008 indicate that GTSI has repositioned itself into a profitable company,” said Jim Leto, GTSI’s Chief Executive Officer. “Our drive towards profitability was achieved through a concerted effort to improve the quality of top line growth with a keen eye on increasing gross margin in our professional services offering as well as reducing operating expenses to levels not achieved since 2004. The transformation of GTSI continues as we move with greater speed into solutions and service offerings for our government customers.”
Selected Q4 2008 Results
•	Revenue $262.1 million up from $225.1 million in Q4 2007

•	Gross margin $31.8 million up from $30.5 million in Q4 2007

•	Income before taxes $5.8 million up from $3.5 million in Q4 2007

•	Net income $7.6 million up from $3.3 million in Q4 2007

•	Diluted earnings per share $0.77 up from $0.33 in Q4 2007
“We have made significant progress in redesigning GTSI’s business model,” said Scott Friedlander, GTSI’s President and Chief Operating Officer. “By focusing and building on GTSI’s expertise, and combining it with selected industry technology partners, we have created a Technology Lifecycle Management (TLM) framework and delivery methodology for programs and projects. The TLM offering provides our customers with a solution from design and architecture to acquisition, integration, financing, installation and implementation of their information technology assets. Our customers benefit from our expertise as we work to help them achieve their mandate and mission.”
Selected 2008 Results
•	Revenue $821.2 million up from $723.5 million in 2007

•	Gross margin $107.4 million up from $104.7 million in 2007

•	Income before taxes $6.0 million up from loss before taxes of $1.2 million in 2007

•	Net income $7.8 million up from net loss of $1.8 million in 2007

•	Diluted earnings per share $0.79 up from loss per share of $0.18 in 2007
“I am proud of the men and women of GTSI who have executed with precision and determination on behalf of our customer and have established a foundation we can build upon,” said Leto. “Despite the uncertainties of the economic climate and the dawn of a new Presidential Administration, we believe that GTSI is positioned to capture more profitable opportunities for the years to come.”

Financial Update
Peter Whitfield, GTSI’s Senior Vice President and Chief Financial Officer, said, “Over the past year we have improved several meaningful financial metrics. We are particularly proud of our ability to grow our Services segment. Gross Services revenue grew 25.4% over last year before the effect of netting. Services Gross Margin grew 31.1% year over year. We also improved our balance sheet by retiring $10 million in subordinated debt, in February 2008, resulting in annualized savings of $1.3 million in interest expense. Returning the company to profitability was an important goal for the company. We executed on our plan developed three years ago to begin returning value to our shareholders. We believe that GTSI is on track to continue controlling operating expenses while investing in the critical growth areas that are expected to yield higher margin for GTSI.”
GTSI released a tax valuation allowance in 2008 resulting in a $4.6 million increase in net income which was partially offset by current income tax expense of $2.8 million. The 2008 EBITDA (earnings before interest, taxes, depreciation, and amortization) was $12.6 million which improved 75% over 2007 and 123% over 2006. EBITDA is a non-GAAP measurement; please see “Exhibit 1” below for a reconciliation of EBITDA to net income (loss).
Marketplace Update
“The overall government marketplace has been affected by reduced budgets at the state and local levels and increased focus on economic stimulation at the federal level. Our customers, particularly at the federal level, are in the midst of a transition for the new Presidential Administration and as a result, we have seen some programs delayed as the new Administration establishes its priorities,” said Leto. “We are optimistic that the short-term funding delays at the federal level will be mitigated during the balance of 2009, particularly during the last six months of the year. While our revenues from state and local governments represent 7% of our total revenue, we believe that our financial service offerings that have been utilized by the federal government during the past six years should assist us in delivering much needed technology infrastructure to state and local governments with diminished budgets.”
Conference Call
An investor conference call to discuss fourth quarter and full year results is scheduled for 11:00 a.m. Eastern Time March 5, 2009. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, no pass code is required. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through March 5, 2010. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. eastern, March 12, 2009. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 82470823.
About GTSI Corp.
GTSI Corp. provides information technology solutions by offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows government agencies to implement solutions of national and local significance quickly and cost effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent annual report on Form 10–K and included from time to time in other reports filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com
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GTSI Corp. Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Change from Three Months
	December 31,		Ended December 31, 2007
	2008	2007	Actual	Percentage
SALES
Product	$241,170	$203,253	$37,917	18.7%
Service	15,930	17,836	(1,906)	-10.7%
Financing	5,016	3,998	1,018	25.5%

	262,116	225,087	37,029	16.5%

COST OF SALES
Product	219,779	180,040	39,739	22.1%
Service	8,129	12,960	(4,831)	-37.3%
Financing	2,441	1,626	815	50.1%

	230,349	194,626	35,723	18.4%

GROSS MARGIN	31,767	30,461	1,306	4.3%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	27,605	27,167	438	1.6%

INCOME FROM OPERATIONS	4,162	3,294	868	26.4%

INTEREST AND OTHER INCOME	1,675	208	1,467	705.3%

INCOME BEFORE INCOME TAXES	5,837	3,502	2,335	66.7%
INCOME TAX BENEFIT (PROVISION)	1,744	(217)	1,961	903.7%

NET INCOME	$7,581	$3,285	$4,296	130.8%

EARNINGS PER SHARE
Basic	$0.77	$0.34	$0.43	126.5%

Diluted	$0.77	$0.33	$0.44	133.3%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,792	9,635	157	1.6%

Diluted	9,857	9,923	(66)	-0.7%

GTSI Corp. Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended		Change from Twelve Months
	December 31,		Ended December 31, 2007
	2008	2007	Actual	Percentage
SALES
Product	$745,366	$641,560	$103,806	16.2%
Service	56,529	59,658	(3,129)	-5.2%
Financing	19,270	22,247	(2,977)	-13.4%

	821,165	723,465	97,700	13.5%

COST OF SALES
Product	673,858	568,247	105,611	18.6%
Service	31,551	40,609	(9,058)	-22.3%
Financing	8,403	9,889	(1,486)	-15.0%

	713,812	618,745	95,067	15.4%

GROSS MARGIN	107,353	104,720	2,633	2.5%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	103,848	106,335	(2,487)	-2.3%

INCOME (LOSS) FROM OPERATIONS	3,505	(1,615)	5,120	317.0%

INTEREST AND OTHER INCOME	2,524	416	2,108	506.7%

INCOME (LOSS) BEFORE INCOME TAXES	6,029	(1,199)	7,228	602.8%

INCOME TAX BENEFIT (PROVISION)	1,806	(568)	2,374	418.0%

NET INCOME (LOSS)	$7,835	$(1,767)	$9,602	543.4%

EARNINGS (LOSS) PER SHARE
Basic	$0.80	$(0.18)	$0.98	544.4%

Diluted	$0.79	$(0.18)	$0.97	538.9%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,760	9,571	189	2.0%

Diluted	9,865	9,571	294	3.1%

EBITDA (a)	12,606	7,185	5,421	75.4%

(a)	See Exhibit 1 for reconciliation of EBITDA to Net income (loss)

GTSI Corp. Consolidated Balance Sheet
(In thousands)

	December 31,		Change from December 31, 2007
	2008	2007	Actual	Percentage
ASSETS
Current assets:
Cash and cash equivalents	$—	$829	$(829)	-100.0%
Accounts receivable, net	190,740	165,317	25,423	15.4%
Inventory	13,491	21,577	(8,086)	-37.5%
Deferred costs	7,849	5,615	2,234	39.8%
Other current assets	7,807	5,169	2,638	51.0%

Total current assets	219,887	198,507	21,380	10.8%
Depreciable assets, net	13,664	12,158	1,506	12.4%
Long-term receivables and other assets	14,078	16,002	(1,924)	-12.0%

TOTAL ASSETS	$247,629	$226,667	$20,962	9.2%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$22,387	$18,031	$4,356	24.2%
Accounts payable	103,553	84,715	18,838	22.2%
Financed lease debt, current portion	6,538	8,509	(1,971)	-23.2%
Accrued liabilities	17,857	14,725	3,132	21.3%
Deferred revenue	2,079	2,542	(463)	-18.2%

Total current liabilities	152,414	128,522	23,892	18.6%
Long-term debt	—	10,000	(10,000)	-100.0%
Long-term financed lease debt	2,530	9,068	(6,538)	-72.1%
Other liabilities	2,571	1,364	1,207	88.5%

Total liabilities	157,515	148,954	8,561	5.7%
Total stockholder’s equity	90,114	77,713	12,401	16.0%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$247,629	$226,667	$20,962	9.2%

GTSI Corp.
Exhibit 1 — EBITDA Reconciliation to Net Income (Loss)
(In thousands)

	Twelve Months Ended December 31,
	2008	2007	2006
EBITDA	$12,606	$7,185	$5,643
Depreciation and Amortization	(3,448)	(3,807)	(3,737)
Interest expense	(3,129)	(4,577)	(5,030)
Income Tax benefit (provision)	1,806	(568)	110

Net Income (Loss)	$7,835	$(1,767)	$(3,014)